Exhibit 10.1

To: All Qwest Nonemployee Board Members

From: Teresa Taylor

Re: Qwest Nonemployee Board Compensation Plan Effective October 1, 2005

The board voted to change the compensation program for nonemployee directors.  These changes are described in more detail below.

Initial Equity Grant for New Nonemployee Directors:

On October 20, 2005, each director appointed in 2005 received an initial stock option grant worth $120,000 based on a Black-Scholes value.

•                  The new members received 48,000 stock options, with a strike price of $4.15, which is Qwest’s closing price on October 20, 2005.

•                  Options will vest after a four year period on October 20, 2009.

Annual Equity Grant for All Nonemployee Directors:

On the first business day of each calendar year each director will receive a stock option grant worth $100,000, based on a Black-Scholes value.

•                  The first grant will be 40,000 stock options issued on January 2, 2006, with a strike price to be determined by Qwest’s closing price on January 2, 2006.

•                  Options will vest over a four year period.

•                  For the 2006 grant, 10,000 options will vest each year on the anniversary of the grant date, beginning January 2, 2007.

Annual Cash Retainer:

Each nonemployee director will receive an annual cash retainer of $50,000 paid quarterly, which means that each nonemployee director will receive $12,500 (1/4 of $50,000) for the fourth quarter of 2005 and each following quarter.

Meeting Fees:

Board and committee meeting fees will be eliminated except the following fees will be paid for each board meeting in excess of 12 during a calendar year and for each committee meeting, on a per committee basis, that meets in excess of 12 times per calendar year:

•                  $1,500 for each face-to-face meeting and $750 for each telephonic meeting, with a maximum of $25,000 per year.

•                  Consistent with prior practice, informational conference calls are not considered meetings.

•                  This amount will be paid out quarterly in cash and can be deferred.

Committee Chairperson Fees:

In addition, each chairperson or lead director will receive the following:

•                  Audit Chairperson will receive $20,000 per year.

•                  Lead Director will receive $20,000 per year.

•                  Other Committee Chairs get $10,000 per year.

•                  If a nonemployee director serves on more than one committee, each is counted separately.

•                  The committee chairperson retainers will be paid quarterly in cash and can be deferred; however, there is no match.

Deferred Compensation:

Although future deferrals will not receive a match, the deferred compensation plan continues to exist for the cash compensation only.

•                  Current elections remain in effect for 2005.

•                  If a nonemployee director elected to defer the cash payment, a pay stub showing the amount deferred will be issued.

•                  Distribution elections will remain in effect.

•                  As in previous years, deferral elections will be solicited in December for any of the 2006 cash payments.